EXHIBIT 99

EMERGENT BIOSOLUTIONS ANNOUNCES EXECUTIVE MANAGEMENT CHANGES THAT ENHANCE EXECUTION OF COMPANY’S GROWTH STRATEGY

GAITHERSBURG, Md., March 26, 2018—Emergent BioSolutions Inc. (NYSE: EBS) today announced executive management changes that continue to align its organizational structure to its long-term strategy and to the achievement of its near- and long-term growth objectives. Specifically, effective today, the company’s board of directors promoted Robert G. Kramer Sr. to the newly-created position of president and chief operating officer, and appointed Richard S. Lindahl as the company’s new executive vice president and chief financial officer.

As president and COO, Kramer will have responsibility for the company’s day-to-day operations and the successful execution of the company’s stated growth plan. He will report directly to the company’s chief executive officer, Daniel J. Abdun-Nabi. Kramer joined the company in early 1999 shortly after its founding. Over the years, he has held a variety of executive level positions, including president of Emergent’s Lansing, Michigan manufacturing site and, most recently, executive vice president, administration and chief financial officer.

Lindahl joins the company with responsibility for financial operations, investor relations, and information technology. He will also report to Abdun-Nabi. Lindahl most recently served as CFO at CEB Inc., a best practice insight and technology company, where he developed the finance organization to effectively support the company’s growth resulting in a four-fold increase in market capitalization over his eight-year tenure. Prior to CEB, he served as senior vice president and treasurer of Sprint Nextel Corporation, vice president and treasurer of Nextel Communications, Inc., and in progressive finance and management positions at Nextel, Pocket Communications, Inc., MCI Communications Corp., Deloitte & Touche LLP, and Casher Associates, Inc.

“These management changes enhance the company’s ability to execute on its overall strategy by ensuring an aligned and scalable organizational structure and a strong and deep leadership bench to drive future growth,” said Abdun-Nabi. “The board and I have long valued Bob’s leadership and extensive company knowledge, which position him well in his new role of overseeing our global operations. Bob’s sound business acumen, strategic thinking, and focus on financial discipline have contributed to the company’s growth over the years. Additionally, we are pleased to welcome Rich to the Emergent team. With more than 20 years serving in finance leadership roles in large, growth-oriented public companies, we are confident in the wealth of experience he brings at this important stage in our company’s growth.”

“I am grateful for the trust placed in me with the increased scope of responsibility, allowing me to continue to make a meaningful impact on Emergent’s success,” said Kramer. “I look forward to working closely with our seasoned leadership team, further strengthened by the addition of Rich. It is an exciting time to be part of Emergent as we accelerate our growth while meeting the needs of patients and customers in the global public health threats market.”

“Emergent’s compelling growth strategy, high quality leadership team, unique assets, and proven execution capabilities make this role a really exciting opportunity for me,” said Lindahl. “I look forward to working closely with my new colleagues and adding value not only to achieve our business objectives, but also to advance the company mission – to protect and enhance life.”

ABOUT EMERGENT BIOSOLUTIONS INC.

Emergent BioSolutions Inc. is a global life sciences company seeking to protect and enhance life by focusing on providing specialty products for civilian and military populations that address accidental, intentional, and naturally occurring public health threats. Through our work, we envision protecting and enhancing 50 million lives with our products by 2025. Additional information about the company may be found at www.emergentbiosolutions.com. Follow us on Twitter @emergentbiosolu and Instagram @life_at_emergent.

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Investor Contact:

Robert G. Burrows

Vice President, Investor Relations

240-631-3280

BurrowsR@ebsi.com

Media Contact:

Lynn Kieffer

Vice President, Corporate Communications

240-631-3391

KiefferL@ebsi.com